EXHIBIT 10.21

February 25, 2016
Mr. Alastair Hughes
9 Raffles Place
Republic Plaza
Singapore 048619

Dear Alastair:

This letter supersedes and replaces in its entirety that certain letter agreement between us dated April 15, 2014.

You agree to remain in your current role as the Chief Executive Officer of the Asia Pacific business segment (the “AP CEO”) of Jones Lang LaSalle Incorporated (“JLL”) through June 30, 2016, by which time we will have announced your replacement. As of such date, you will cease being a member of the Global Executive Board and your compensation as a member of the Global Executive Board will cease. From July 1, 2016 through April 30, 2017, you will continue to be an employee of the Singapore affiliate of JLL and you will be compensated at the rate of Sing$400,000 per annum, pro-rated and paid during the normal payroll cycles. In such role, you will provide such services as JLL may reasonably request in order to effect a smooth transition to your successor. Performing this role is contingent on your maintaining a valid Employment Pass. On the close of business on April 30, 2017, you will retire from JLL and all compensation will cease as of that time. The provisions of this letter supersede and replace in their entirety any notice or other “garden leave” provisions that may exist in any of your previous agreements with us.

In the event that you have not voluntarily terminated your employment prior to June 30, 2016, and that you have not been terminated by JLL for cause before such time, (i) you will receive a lump sum equivalent to an amount you would otherwise be entitled to receive in respect of your employment as our AP CEO as though you had been terminated involuntarily without cause (including a target bonus payment pro-rated through June 30, 2016 and calculated according to the regular terms of the Global Executive Board’s compensation plans), paid as soon as administratively feasible, and (ii) all then outstanding unvested restricted stock units and deferred cash awards will continue to vest according to their original schedules and will not be forfeited.

Effective July 1, 2016, all of your benefits and personal expense reimbursements will cease except that (i) you will continue to have medical insurance through April 30, 2017 and (ii) you will continue to receive tax advice and preparation services consistent with our past practice with respect to the filing of your tax return for 2016. You may continue to live in the house that JLL has leased for you, except that you will pay the monthly lease cost (and any utilities) from July 1, 2016 through April 30, 2017, at which point you will vacate the premises. JLL will reimburse you for the reasonable costs of your repatriation to the United Kingdom provided that you return to the United Kingdom before July 30, 2017.

In consideration for the payments provided for by this letter, through December 31, 2017 (the “Restricted Period”), you shall not yourself, and shall not direct any other person to, either on his own account or on behalf of or with any other person, firm or business entity, do the following:
1.    solicit or induce other JLL employees or independent contractors to leave the employ of JLL; or

2.    solicit or induce any clients that have existing or contracted transactions or assignments with JLL as of December 31, 2016, to discontinue, transfer or reduce their transactions or assignments with JLL to any third party.
You agree further that during the Restricted Period, you shall not accept employment with, or be employed by, any of CBRE Group, Colliers, Cushman & Wakefield, or Savills, or any of their respective subsidiaries or affiliates, or any successor entity thereof. You acknowledge that the restrictions in this letter are fair and reasonable and are reasonably required for the protection of JLL given the financial benefits you are receiving under this letter. You further acknowledge that you will be reasonably able to earn a living without violating the terms of this letter and that the restrictions to which you are agreeing constitute a material inducement and condition to JLL’s provision of the payments and benefits described in this Agreement.

In the event that during the Restricted Period you violate any of the above non-solicitation or non-competition provisions, then you agree to promptly repay to JLL all amounts then previously paid to you under this letter and that you will forfeit all unvested restricted stock units. In the event that JLL is required to bring a legal action against you in order to enforce its rights under this letter, and is ultimately successful in doing so, then you also agree to pay JLL’s legal fees associated with bringing such action.

Except as specifically amended or supplemented by this letter, all of the previously agreed terms of your employment shall remain in full force and effect. In the event that you and we agree on an alternative role at any time, then the specific terms of that role shall be subject to the execution of mutually satisfactory documentation.

We very much appreciate the value you have brought to Jones Lang LaSalle during your long tenure with the firm, and particularly so with respect to your position as APAC CEO. We look forward to continuing our mutually beneficial relationship.

[signature page follows]

If you wish to accept our offer, please sign this letter and return it to me.
Yours sincerely,
Jones Lang LaSalle Incorporated

By:	/s/Colin Dyer
Chief Executive Officer and President

Accepted by: /s/Alastair Hughes

Date: February 25, 2016

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